EXHIBIT 10.1

JOINT VENTURE AND OPERATING AGREEMENT

This term sheet sets out the principal terms for the creation of a joint venture (the “JOINT VENTURE”) with Santo Mining Corp., a Wyoming corporation (“SANTO”) and Planta Vida S.A.S., a Republic of Colombia corporation (“PLANTA”), to develop, operate and manage Groovy.Click (“GROOVY”) a 4th industrial revolution ecosystem exclusively for the cannabis industry platform.

I.BUSINESS OF THE JV

A.GENERAL

The business of the JV is to provided technology solutions applying the fourth industrial revolution technology to the cannabis industry via a layer one blockchain ecosystem.

B.BUSINESS MODEL

GROOVY will be an innovative company that is at the forefront of revolutionizing the cannabis industry through the integration of cutting-edge technology from the Fourth Industrial Revolution (4IR), primarily blockchain. Our vision is to establish a robust and transparent ecosystem that leverages the power of blockchain, NFTs, AI, IoT, and data analytics to enhance every facet of the cannabis value chain.

MISSION STATEMENT

Our mission is to create a secure, efficient, and compliant cannabis blockchain ecosystem that empowers growers, manufacturers, distributors, retailers, and consumers with unprecedented transparency, traceability, and quality assurance.

CORE COMPONENTS OF OUR ECOSYSTEM

1.Layer-1 Blockchain

Implementing blockchain technology to provide an immutable and transparent record of every step in the cannabis supply chain. This ensures compliance with regulations, reduces risks of counterfeiting, and enhances transparency for all stakeholders.

2.DAO

Decentralized Autonomous Organizations (DAOs) represent a revolutionary approach to organizational governance, using blockchain and smart contract technologies to facilitate decision-making processes without centralized control.

Although traditionally associated with the cryptocurrency realm, DAOs can have applications in various industries, including the cannabis sector.

3.NFT Marketplace

Non-Fungible Tokens (NFTs), which represent unique digital assets verified using blockchain technology, have gained significant traction in various industries, including art, music, and gaming. Their applicability is being explored in multiple sectors, and the cannabis industry is no exception. Here's how NFT systems could be leveraged in the cannabis sector:

•Proof of Authenticity

•Digital Art and Merchandise

•Strain Licensing

•Traceability and Verification

•Consumer Engagement

4.Blockchain Smart Contract Validator & Utility Token

Blockchain technology, especially its features like smart contracts and tokens, offers a wealth of opportunities to redefine operations in various industries. In the context of the cannabis sector, this tech can offer transparency, efficiency, and security. In a decentralized network, validators play a crucial role in confirming the veracity of transactions. In the context of cannabis, this might mean validating the transfer of assets, verifying product quality, or even ensuring regulatory compliance.

5.Token Wallet

The use of token wallet systems in the cannabis industry addresses various challenges, especially those related to payment processing, loyalty, and traceability. Given the banking restrictions faced by the cannabis industry in many jurisdictions, blockchain-based tokens and wallets offer an alternative and innovative solution.

6.DNATags™

DNATags™ prime directive is the authentication of products to ensure the consumer of its authenticity, there is a secondary component that will be the coupon rewards module. Users will have the ability to earn DNARewards™ native tokens as they scan products to ensure their authenticity.

7.VoyCare™

VoyCare is a doctor to patient platform for providing second opinions to patients, by choosing the Doctor of there liking.

8.DNATrace™

This software will need to be developed as a plug-in module to DNATags™

9.ATMs

The company has 50 ATMs, that can be used in dispensaries throughout The cannabis industry faces unique challenges, especially in the realm of finance and transactions, due to the lingering legal gray areas in many countries. In places like the U.S., where cannabis is legal in some states but remains illegal federally, conventional banking solutions often prove elusive for cannabis businesses. As a result, the sector has had to innovate, and one such innovation has been the use of ATMs tailored for the cannabis industry.

VALUE PROPOSITION

Our cannabis industry blockchain ecosystem offers numerous advantages, including enhanced product quality, increased operational efficiency, streamlined supply chain management, data-driven decision-making, and a heightened level of trust and transparency throughout the industry.

FUTURE GROWTH AND EXPANSION

As we continue to innovate and integrate emerging technologies, we are poised to drive the evolution of the cannabis industry. We aim to expand globally, collaborating with industry partners, regulators, and technology experts to shape a responsible and sustainable future for cannabis cultivation, production, and consumption.

IN CONCLUSION

our cannabis industry blockchain ecosystem is at the forefront of technological innovation, leveraging the 4IR technologies to revolutionize the way cannabis is cultivated, processed, distributed, and consumed. With a commitment to transparency, quality, and compliance, we are reshaping the industry landscape and paving the way for a more efficient, secure, and trusted cannabis ecosystem.

ADDITIONALLY

Mr. Franjose Yglesias current CEO will issue; back to treasury 70% of the preferred “A” shares, for a total of 350,000,000 class “A” shares. Additionally: Mr. Yglesias, will clear any and all personal debt and accrued compensation on the company’s financial statements up to Q3-2023.

C.SCOPE OF DEVELOPMENT

The development activities will include all tasks required with respect to the development, financing, construction, operation and ownership of the Project and entering into other related documents and agreements.

The Development Program and the Development Budget will be prepared, agreed-to, by the Board of Directors

II.BOARD OF DIRECTORS AND MANAGEMENT

A.BOARD OF DIRECTORS

The Board of Directors will be comprised of Representatives from each Party, a quorum of 51% vote shall be required for decisions of the Board of Directors with respect to the approval of amendments to the Development Budget and to the Development Program, and the direction of the Public Company.

All Board Members will have a 5-year agreement.

􀀀30% Chairman of the Board: Mr. Marc Williams

􀀀10% Vice-Chairman of the Board: Mr. Kevin Jodrey

􀀀30% Secretary of the Board: Mr. Franjose Yglesias

􀀀Treasures of the Board: TBD

􀀀Board Member-1: TDB

􀀀Board Member-2: TDB

􀀀Board Member-3: TBD

B.DIRECTORS

The Directors will be comprised of Representatives from each Party and shall manage and oversee the overall Development Process of all material aspects of, and developments in connection with the Joint Venture Project’s day-to-day operations, which reports to them Board of Directors.

All Directors will have a 5-year agreement.

􀀀CEO: Mr. Franjose Yglesias

􀀀COO: Mr. Marc Williams

􀀀CFO: TBD

􀀀CCO: Mr. Kevin Jodrey

􀀀CTO: TBD

III.REPRESENTENTIONS AND WARRANTIES

Each Party represents and warrants to the other Party, with respect to itself, as of the date of this Agreement and as a continuing representation during the period that the Party owns an interest in the Company, as follows:

A.SUCH PARTY

is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the corporate power and lawful authority to own or possess, lease and operate its assets and to carry on its business as now being and as previously conducted.

B.SUCH PARTY

has the full legal right, power and authority required to enter into this Agreement and to perform fully its obligations hereunder. This Agreement has been duly authorized, executed and delivered by such Party and, assuming the due authorization, execution and delivery by the other Party, constitutes the valid and binding obligation of such Party enforceable against it in accordance with its terms.

C.SUCH PARTY

Except as otherwise set forth in this Agreement, no filings with, notices to, or license, permits, consents, authorizations, qualifications, orders or other approvals of any governmental authority or any other Person are necessary to be obtained by such Party for its execution, delivery and performance of this Agreement or for the establishment of the Company.

D.SUCH PARTY

is, has been and will continue to be in compliance in all material respects with all applicable Laws of its jurisdiction of incorporation and does not know of any circumstances that would be a breach of any such Laws.

E.SUCH PARTY

Neither the execution of this Agreement, nor the performance of such Party’s obligations hereunder, will conflict with, or result in a breach of, or constitute a default under, any provision of the memorandum and articles of association (or similar organizational documents), business license or bylaws of such Party, as the case may be, or any applicable Laws or of any contract or agreement to which such Party is a party or is subject.

F.SUCH PARTY

As of the date of this Agreement, there is no lawsuit, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the best knowledge of such Party, threatened against such Party with respect to the subject matter of this Agreement or that would affect in any way such Party’s ability to enter into or perform this Agreement, and if any such lawsuit, arbitration or legal, administrative or other proceeding or governmental investigation should come to the knowledge of either Party after the date of this Agreement it shall promptly notify the other Party and provide the other Party with detailed information with respect to such matter.

G.SUCH PARTY

There is no document, statement or information of, or derived from, any governmental body in the possession of such Party that has not been disclosed to the other Party, which if disclosed, would materially adversely affect such other Party’s decision to enter into this Agreement or to consummate the transactions contemplated herein. Furthermore, all material documents, statements and information, which have a material impact on the business, operations or affairs of the Group will be promptly disclosed to the other Party to the extent that they first come to the attention to such Party after the date of this Agreement. The documents previously provided by such Party to the other Party, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

IV.CONFIDENTIALTY AND OTHER PROVISIONS

A.CONFIDENTIALITY

All Confidential Information shall be held by each Party in strict confidence and shall not be disclosed to any third party, except as may be reasonably required by such Party for the performance and fulfillment of its obligations under the Agreement or to notify the investor community.

B.GENERAL INDEMNIFICATION

Each Party shall indemnify, defend and hold harmless each other Party and the Project Company with respect to any and all claims made against any of them by any person claiming any interest, entitlement, fees, or costs related to the Agreement, the Project or the Project Company by or through such Party.

C.ASSIGNMENT

No Party may sell, assign or otherwise transfer, voluntarily or by operation of law, any part of its rights under the Agreement, or divest itself of control of an assignee of its interest, except an assignment of all such rights or a divestiture to an entity which is wholly owned by, or under common ownership with, such Party.

D.GOVERNING LAW

The Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming.

E.DISPUTE RESOLUTION

In the event that any dispute, controversy or claim is unable to be resolved between the Parties within [30] [60] days after notice of such dispute, then such dispute may be referred to arbitration. All disputes hereunder shall be settled exclusively and finally by arbitration, irrespective of the magnitude thereof, the amount in dispute or whether such dispute would otherwise be considered justifiable or ripe for resolution by any court or arbitral tribunal. Each arbitration shall be governed by the arbitration rules of the International Chamber of Commerce. Each arbitration shall be held in State of Wyoming.

F.CONSEQUENTIAL LOSS

No Party or its affiliates shall have any liability to any other Party or to the Project Company for any special or consequential loss or damage.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Santo Mining Corp.	Planta Vida S.A.S

/s/ Franjose Yglesias	/s/ Marc Williams
Franjose Yglesias	Marc Williams
CEO	President
Date: 10/01/2023	10/01/2023